730187027

FILED
JUL 6 1990
4PM
SECRETARY OF STATE

RESTATED CERTIFICATE OF INCORPORATION

OF

LIMONEIRA COMPANY,

a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is: LIMONEIRA COMPANY. The date of filing of its original certificate of incorporation with the Secretary of State was April 12, 1990.

2. The Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by changing the percentage of the supermajority voting requirement, throughout; by permitting Directors to be removed without cause; by permitting holders of 10% of the voting power to call special meetings and by eliminating the provision limiting the voting power of interested shareholders.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

FIRST: The name of the corporation is:

LIMONEIRA COMPANY

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is Ten Million (10,000,000), of which stock Five Million (5,000,000) shares of the par value of One Cent ($0.01), amounting in the aggregate to Fifty Thousand Dollars ($50,000), shall be Common Stock, and of which Five Million (5,000,000) shares of the par value of One Cent ($0.01) each, amounting in the aggregate to Fifty Thousand Dollars ($50,000) shall be Preferred Stock.

(b) The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

old: 0380051
new: 0380094.red

1. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to (i) the limitations prescribed by law and in accordance with the provisions hereof, and (ii) the further limitation that if the stated dividends and amounts payable upon liquidation are not paid in full, the shares of all series of Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. For the foregoing purposes the Board of Directors is hereby expressly vested with authority to adopt any such resolution or resolutions and to cause the execution of any certificate required by law and to file the same in the office of the Secretary of State and of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

(i) The designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors:

(ii) The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether dividends shall be cumulative or non-cumulative;

(iii) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase, or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(iv) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any

other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(v) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and if so, subject to the limitation hereinafter set forth, the terms of such voting rights;

(vi) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon the distribution of assets of the Corporation;

(vii) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

2. The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for such series, and no more, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

3. Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, declare and pay dividends on the Common Stock, and the holders of shares of the Preferred Stock shall not be entitled to share therein.

4. The holders of shares of the Preferred Stock of each series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common

Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all assets of the Corporation remaining.

5. At all meetings of the stockholders of the Corporation, the holders of shares of the Common Stock shall be entitled to one vote for each share of Common Stock held by them. Except as otherwise provided by a resolution or resolutions of the Board of Directors creating any series of Preferred Stock or by the laws of the State of Delaware, the holders of shares of the Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders' meetings and exclusive power to vote. The holders of shares of the Preferred Stock issued and outstanding shall, in no event, be entitled to more than one vote for each share of Preferred Stock held by them unless otherwise required by law.

FIFTH: (a) The name and mailing address of each incorporater is as follows:

NAME	MAILING ADDRESS
J. Patrick Whaley	One Wilshire Boulevard Suite 2000 Los Angeles, CA 90017
Lawrence E. Stickney	One Wilshire Boulevard Suite 2000 Los Angeles, CA 90017
Richard J. Babcock	One Wilshire Boulevard Suite 2000 Los Angeles, CA 90017

(b) The name and mailing address of each person who is to serve as a director until the first annual meeting of stockholders or until a successor is elected and qualified is as follows:

NAME	MAILING ADDRESS
John W. Blanchard	1141 Cummings Road Santa Paula, CA 93060
John M. Dickenson, III	1141 Cummings Road Santa Paula, CA 93060
Samuel R. Edwards	1141 Cummings Road Santa Paula, CA 93060
Robert A. Hardison	1141 Cummings Road Santa Paula, CA 93060

Kelly Howie	1141 Cummings Road Santa Paula, CA 93060
Robert A. Procter	1141 Cummings Road Santa Paula, CA 93060
Alan M. Pinkerton	1141 Cummings Road Santa Paula, CA 93060
Robert M. Sawyer	1141 Cummings Road Santa Paula, CA 93060
Allan M. Teague	1141 Cummings Road Santa Paula, CA 93060

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The business of the Corporation shall be managed by or under the direction of its Board of Directors. The number of directors constituting the entire board shall not be less than three and, subject to such minimum, may be increased or decreased from time to time by amendment of the Bylaws in a manner not prohibited by law. Until otherwise determined the number of directors shall be nine. As used in this Article, "entire board" means the total number of directors which the Corporation would have if there were no vacancies.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a majority vote of the entire Board of Directors.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

TENTH: Bylaws of the Corporation shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding securities entitled to vote generally in the election of directors of the Corporation.

ELEVENTH: The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. Such classes shall be equal in number of directors. Each director

shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the annual meeting next following the end of fiscal year 1990, the directors first elected to Class II shall serve for a term ending on the date of the second annual meeting next following the end of fiscal year 1990 and directors first elected to Class III shall serve for a term ending on the date of the third annual meeting next following the end of fiscal calendar year 1990. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he or he shall resign, become disqualified, disabled or shall otherwise be removed.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be equal in number, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.

TWELFTH: Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

THIRTEENTH: Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding securities entitled to vote generally in the election of directors of the Corporation, voting together as a single class.

FOURTEENTH: No action may be taken by the stockholders except at an annual or special meeting of stockholders. No action may be taken by stockholders by written consent.

FIFTEENTH: At all elections of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to one vote per share, and each stockholder may cast all of such votes for a single nominee for director or may distribute them among the number to be voted for, or for any two or more of them as be may see fit.

SIXTEENTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings or by one or more stockholders holding shares that in the aggregate are entitled to cast not less than ten percent (10%) of the votes at that special meeting, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any certificate filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

SEVENTEENTH: Notwithstanding any other vote which may be required under applicable law, and in addition thereto, the affirmative vote of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding securities entitled to vote generally in the election of directors of the Corporation, voting together as a single class, shall be required to approve: (a) any merger, consolidation, combination or reorganization of the Corporation or any of its subsidiaries with any other corporation if such other corporation is a Substantial Stockholder (as defined below) or any Associate (as defined below) of a Substantial Stockholder, or (b) the sale, lease or exchange (other than an exchange described in clause (d) below) by the Corporation or any of its subsidiaries of all or a Substantial Part (as defined below) of its assets to or with a Substantial Stockholder or an Associate thereof, or (c) the issuance or delivery (other than in a transaction described in clause (d) below) of any stock or other securities of this Corporation or any of its subsidiaries in exchange or payment for any cash or other properties or assets of such Substantial Stockholder or Associate thereof, or (d) any reverse stock split of, or exchange of securities, cash or other properties or assets for, any outstanding securities of the Corporation or any of its subsidiaries in any such case in which a Substantial Stockholder or an Associate thereof receives or

retains any securities, cash or other properties or assets whether or not different from those received or retained by any holder of securities of the same class as held by such Substantial Stockholder or Associate thereof; provided, however, that the foregoing shall not apply to any such merger, consolidation, combination, reorganization, sale, lease or exchange, or issuance or delivery of stock or other securities, or reverse stock split, exchange, liquidation or dissolution which is approved by resolution adopted by at least a two-thirds vote of the Board of Directors of the Corporation; nor shall it apply to any such transaction solely between the Corporation and another corporation controlled by the Corporation and none of the securities of which is owned before or after such transaction directly or indirectly by a Substantial Stockholder or Associate thereof.

As used in this Certificate of Incorporation, the following terms shall have the respective meanings set forth below:

(i) "Substantial Stockholder" shall mean any person or group of two or more persons who have agreed to act together for the purpose of acquiring, holding, voting or disposing of voting securities of the Corporation who (x) singly or together with its or their Associates own or owns beneficially, in the aggregate, directly or indirectly, securities representing ten percent (10%) or more of the voting power of all outstanding securities entitled to vote generally in the election of directors of the Corporation, voting together as a single class or (y) is an assignee of or has otherwise succeeded to any voting securities of the Corporation which were at any time within the two-year period immediately prior to the date in question beneficially owned by a Substantial Stockholder or any of its Associates, provided, however, that the term "Substantial Stockholder" shall not include any benefit plan or trust established by the Corporation or any of its subsidiaries for the benefit of the employees of the Corporation and/or any of its subsidiaries or any trustee, agent or other representative of any such plan or trust;

(ii) An "Affiliate" of any specified person is any person (other than the Corporation and any corporation controlled by the Corporation and none of the voting securities of which is owned directly or indirectly by a Substantial Stockholder or any Associate thereof) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified;

(iii) The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(iv) "Substantial Part" of the assets shall mean assets of the Corporation or any of its subsidiaries comprising more than ten percent (10%) of the book value or fair market value of the total assets of the Corporation and its subsidiaries taken as a whole;

(v) An "Associate" of a Substantial Stockholder is any person who is, or was within a period of five years prior to the time of determination, an officer, director, employee, partner, trustee, agent, member of the immediate family or Affiliate of the Substantial Stockholder or of an Affiliate thereof;

(vi) The term "person" shall include a corporation, partnership, trust or government or political subdivision thereof, an individual, an estate, an association or any unincorporated organization; and

(vii) The term "member of the immediate family" shall mean any of a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law.

In the context of any transaction described in this Article SEVENTEENTH, the Board of Directors acting by majority vote shall have the exclusive power and duty to determine, on the basis of information known to them after reasonable inquiry, (i) whether a person is a Substantial Stockholder, (ii) whether a person is an Affiliate or Associate of a Substantial Stockholder and (iii) whether a portion of the assets of the Corporation constitutes a Substantial Part of such assets. Any such determination of the Directors shall be final and binding in the absence of fraud or gross negligence by such Directors.

EIGHTEENTH: Any shareholder desiring to propose a matter for a vote of the shareholders on such matter at an annual meeting shall submit such proposal to the Board of Directors not less than ninety (90) days in advance of the scheduled date of such annual meeting.

NINETEENTH: The Corporation shall not be authorized to dissolve unless such dissolution has been approved by the vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding securities

entitled to vote generally in the election of directors of the Corporation.

TWENTIETH: The provisions set forth in this Article TWENTIETH and in Article TENTH (dealing with the alteration of bylaws by stockholders), ELEVENTH (dealing with classified board), TWELFTH (dealing with newly created directorships and vacancies), THIRTEENTH (dealing with removal of directors), FOURTEENTH (dealing with stockholder action without meeting), FIFTEENTH (dealing with cumulative voting), SIXTEENTH (dealing with power to call stockholder meetings), SEVENTEENTH (dealing with sixty-six and two-thirds percent (66 2/3%) vote of stockholders required for certain mergers and other transactions), EIGHTEENTH (dealing with the submission of shareholder proposals) and NINETEENTH (dealing with dissolution of the Corporation) may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%)of the total voting power of all outstanding securities entitled to vote generally in the election of directors of the corporation.

TWENTY-FIRST: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles TENTH, ELEVENTH, TWELFTH, THIRTEENTH, FOURTEENTH, FIFTEENTH, SIXTEENTH, SEVENTEENTH, EIGHTEENTH, NINETEENTH and TWENTIETH may not be repealed or amended in any respect unless such repeal or amendment is approved as specified in Article TWENTIETH of this Certificate of Incorporation.

TWENTY-SECOND: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided by this Article TWENTY-SECOND, shall be limited to the fullest extend permitted by any such amended Delaware General Corporation Law. Any repeal or modification of this Article TWENTY-SECOND or any new provision of the Certificate of Incorporation inconsistent with this Article TWENTY-SECOND shall be prospective only and shall not adversely affect any limitation on the personal liability of a

director of the Corporation existing at the time of such repeal or modification or adoption of such inconsistent provision.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said LIMONEIRA COMPANY has caused this Certificate to be signed by John M. Dickenson, III, its President, and attested by Alfonso A. Guilin, its Secretary, this 5th day of July, 1990.

LIMONEIRA COMPANY

By [signature]
John M. Dickenson, III,
President

Attest:

[signature]
Alfonso A. Guilin, Secretary